Exhibit 99.1

Poseida Therapeutics Appoints Charles M. Baum, M.D., Ph.D., to Board of Directors

SAN DIEGO, May 18, 2022 – Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage biopharmaceutical company utilizing proprietary genetic engineering platform technologies to create cell and gene therapeutics with the capacity to cure, today announced the appointment of Charles M. Baum, M.D., Ph.D., to its Board of Directors, effective May 16, 2022. Additionally, the Company announced the resignation of David Hirsch, M.D., Ph.D., from its Board of Directors, effective May 17, 2022.

“I am excited to have Chuck join the Board of Directors of Poseida. As a recognized biopharma industry leader, Chuck has developed therapeutics that have transformed the field of oncology,” said Mark Gergen, Chief Executive Officer of Poseida Therapeutics. “His deep experience in driving innovation to redefine cancer care, from research and development to commercialization, will complement our existing Board as we continue to advance new therapeutic candidates in cancer and genetic diseases. In addition, on behalf of the entire Board of Directors, I want to thank Dave for his service and contributions to Poseida since joining the Board following our Series B financing in 2018 and wish him the utmost success going forward.”

“It is a privilege to join the Board at Poseida, as it leverages its truly innovative platform technologies to create the next wave of cell and gene therapies,” said Dr. Baum. “I believe the Company’s novel genetic engineering technologies and approach to both cell and gene therapy hold tremendous promise, and I look forward to supporting Poseida as it continues to develop its exciting pipeline in oncology and genetic diseases.”

Dr. Baum is President, Head of Research and Development, and a member of the Board of Directors at Mirati Therapeutics Inc., a company he founded and where he served as CEO from 2012 to 2021. Under his leadership, Mirati has transformed into a precision oncology company focused on advancing its drug discovery and research and delivering novel therapeutics that target the genetic and immunologic drivers of cancer. Prior to joining Mirati, Dr. Baum was at Pfizer from 2003 to 2012, most recently as Senior Vice President for Biotherapeutic Clinical Research within Pfizer’s Worldwide Research & Development division, and prior to that, serving in roles of increasing responsibility, including Vice President, Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center.

Dr. Baum currently serves as Chairman of the Board at OncoMyx Therapeutics, a member of the Boards of Directors at PMV Pharma and Odyssey Therapeutics, and a member of the Scientific Advisory Board for ALX Oncology. Previously he served as a member of the Board of Array Biopharma from 2014 to 2019, when it was acquired by Pfizer; Immunomedics from 2019 to 2020, when it was acquired by Gilead; and BCTG Acquisition Corp from 2020 to 2021, when it merged with Tango Therapeutics.

His career has included academic and hospital positions at Stanford and Emory universities, as well as positions of increasing responsibility within the pharmaceutical industry (Systemix, Searle, Schering-Plough and Pfizer). Dr. Baum received his M.D. and Ph.D. (Immunology) degrees from

Washington University School of Medicine and completed his post-graduate training at Stanford University. Additionally, he has received research support from the National Institutes of Health and the American Cancer Society, published more than 50 peer-reviewed manuscripts and holds a number of patents and patent applications.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company dedicated to utilizing our proprietary genetic engineering platform technologies to create next generation cell and gene therapeutics with the capacity to cure. We have discovered and are developing a broad portfolio of product candidates in a variety of indications based on our core proprietary platforms, including our non-viral piggyBac® DNA Delivery System, Cas-CLOVER™ Site-specific Gene Editing System and nanoparticle- and AAV-based gene delivery technologies. Our core platform technologies have utility, either alone or in combination, across many cell and gene therapeutic modalities and enable us to engineer our portfolio of product candidates that are designed to overcome the primary limitations of current generation cell and gene therapeutics. To learn more, visit www.poseida.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the potential benefits of Poseida’s technology platforms and product candidates, Poseida’s plans and strategy with respect to developing its technologies and product candidates, the quotes from Mr. Gergen and Dr. Baum, and anticipated timelines and milestones with respect to Poseida’s development programs and manufacturing activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry and the other risks described in Poseida’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

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Investor contact:

Alex Lobo

Stern Investor Relations

Alex.lobo@sternir.com

Media contact:

Sarah Thailing

Senior Director, Corporate Communications and IR

Poseida Therapeutics, Inc.

858-605-3717

sthailing@poseida.com